                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                       BROWNING-FERRIS INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

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     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                  [BFI LOGO]

                       BROWNING-FERRIS INDUSTRIES, INC.

                                P.O. BOX 3151
                             HOUSTON, TEXAS 77253

                               January 22, 1996

TO OUR STOCKHOLDERS:

You are cordially invited to attend the 1996 Annual Meeting of Stockholders of Browning-Ferris Industries, Inc. on March 6, 1996, at 2:00 p.m., Houston Time, in the Grand Ballroom, Marriott Westside, 13210 Katy Freeway, Houston, Texas.

Whether or not you plan to be present, please sign and return your proxy as soon as possible, so that your vote will be recorded; a self-addressed envelope is provided.


            /s/ WILLIAM D. RUCKELSHAUS

            William D. Ruckelshaus
            Chairman of the Board
                 of Directors

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Holders of Common Stock:

Notice is hereby given that the Annual Meeting of Stockholders of Browning-Ferris Industries, Inc., a Delaware corporation (the "Company"), will be held on March 6, 1996, at 2:00 p.m., Houston Time, in the Grand Ballroom, Marriott Westside, 13210 Katy Freeway, Houston, Texas for the following purposes:

     (1) To elect four directors of the Company, each for a three-year term;

     (2) To consider and vote upon a proposal to approve the selection of Arthur Andersen LLP as auditors for the Company's 1996 fiscal year; and

     (3) To consider and act upon such other matters as may properly come before the meeting or any adjournment thereof.

The Board of Directors has determined that only those persons who were holders of record of Common Stock of the Company at the close of business on January 8, 1996, the record date, will be entitled to notice of, and to vote at, the meeting and any adjournment thereof.

                                               By Order of the Board of
                                               Directors,

                                               /s/ GERALD K. BURGER

                                                   Gerald K. Burger
                                               Vice President and Secretary

Houston, Texas
January 22, 1996

PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE AT YOUR EARLIEST CONVENIENCE.

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                 MARCH 6, 1996

     This Proxy Statement and the accompanying form of proxy are being furnished to the stockholders of Browning-Ferris Industries, Inc., a Delaware corporation (the "Company" or "BFI"), in connection with a solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on Wednesday, March 6, 1996, at 2:00 p.m., Houston Time, in the Grand Ballroom, Marriott Westside, 13210 Katy Freeway, Houston, Texas and at any adjournment thereof (the "Meeting"). This Proxy Statement and the accompanying form of proxy are being first sent or given to stockholders on or about January 22, 1996. The Company's principal executive offices are located at 757 N. Eldridge, Houston, Texas 77079.

     All shares represented by a properly executed proxy in the accompanying form received in time for the Meeting, and not revoked, will be voted. Unless the stockholder otherwise specifies therein, such shares will be voted by the persons named as proxy holders:

          FOR the election as directors of the Company of those four nominees for director for three-year terms, as listed under the caption "Election of Directors" herein; and

          FOR the approval of the selection by the Board of Directors of Arthur Andersen LLP as auditors for the Company's 1996 fiscal year.

     The persons named as proxies on the accompanying form of proxy, William D. Ruckelshaus, Chairman of the Board of Directors of the Company, and Gerald K. Burger, Vice President and Secretary of the Company, were selected by the Directors and Corporate Governance Committee of the Board of Directors of the Company.

     The accompanying form of proxy is for use at the Meeting if a stockholder is unable to attend or does not desire to vote in person. A stockholder who executes a proxy may revoke it at any time before the proxy is exercised by giving written notice to the Secretary of the Company, by delivering a later dated proxy or by voting in person at the Meeting.

RECORD DATE AND VOTING AT THE MEETING

     The holders of record on January 8, 1996, the record date, of Common Stock, $.16- 2/3 par value (the "Common Stock"), of the Company will be entitled to one vote per share on each matter submitted for stockholder approval. At the close of business on the record date, there were outstanding 212,470,761 shares of Common Stock of which 199,236,056 shares are entitled to vote, and the holders of a majority of the 199,236,056 total shares, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Meeting. No other voting securities of the Company were outstanding at the close of business on the record date.

     The affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Meeting is required for (a) the election of directors, (b) approval of the appointment of independent auditors and (c) approval of such other matters as may properly come before the Meeting or any adjournment thereof.

     A stockholder entitled to vote for the election of directors can withhold authority to vote for all nominees for director or can withhold authority to vote for certain nominees for director. Under Delaware law, abstentions from the proposal to approve the appointment of auditors have the same legal effect as a vote against the proposal. Broker non-votes on the proposals to elect directors or approve the appointment of auditors are treated as shares as to which voting power has been withheld by the beneficial holders of those shares and, therefore, are not counted for purposes of determining whether a majority has been achieved.

ANNUAL REPORT

     The Company's Annual Report to Stockholders for the fiscal year ended September 30, 1995 has been or is being furnished to all stockholders entitled to vote at the Meeting. The Annual Report to Stockholders does not constitute a part of the proxy soliciting material.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of January 12, 1996, the amount of the Company's Common Stock beneficially owned by each of its directors and nominees for director, each executive officer named in the Summary Compensation Table, and all directors, nominees for director and executive officers as a group:

                                                   SHARES BENEFICIALLY OWNED
                                        -----------------------------------------------
                                             SOLE           OPTIONS
                                          VOTING AND      EXERCISABLE         OTHER           PERCENT
                                          INVESTMENT       WITHIN 60       BENEFICIAL            OF
                 NAME                      POWER(1)           DAYS          OWNERSHIP          CLASS
--------------------------------------- --------------   --------------   -------------      ----------
William D. Ruckelshaus.................       53,907        1,035,646          1,787(2)            *
Bruce E. Ranck.........................       93,360          458,150          4,316(2)            *
Norman A. Myers........................      318,592          261,250          4,092(2)            *
Louis A. Waters........................       43,081          209,550          3,942(2)            *
Rufus Wallingford......................       10,800           21,250          1,416(2)            *
William T. Butler......................        3,173           31,875               -0-            *
C. Jackson Grayson, Jr.................       45,873            1,875               -0-            *
Gerald Grinstein.......................          687           31,875          1,000(3)            *
Ulrich Otto(4).........................          -0-           37,500      4,815,075(5)          2.2%
Harry J. Phillips, Sr..................      481,930(6)       277,050          6,562(2)(7)         *
Joseph L. Roberts, Jr..................          673           31,875               -0-            *
Marc J. Shapiro........................        3,673            3,125               -0-            *
Robert M. Teeter.......................        2,673           31,875               -0-            *
Marina v.N. Whitman....................        1,673           24,375               -0-            *
Peter S. Willmott......................        6,673           31,875               -0-            *
All Executive Officers, Nominees for
  Director and Directors as a Group
  (19 persons).........................    1,114,851        2,811,966         4,846,142          4.0%

------------

   *  Less than one percent.

  (1) Includes restricted shares of the Company's Common Stock. The holder has sole voting power and no investment power until such restricted shares vest. After vesting, the holder has sole investment and voting powers.

  (2) Represents shares allocated to the employee through his participation in the Company's Employee Stock Ownership and Savings Plan, according to the latest statement for said plan. Such shares held in the Employee Stock Ownership and Savings Plan can be voted by each employee, and each employee has investment authority over the shares held in his account in such plan, except for shares acquired with Company matching contributions. In the case of a tender offer, the trustee shall tender or not tender shares as directed by each participant.

  (3) Shares held jointly with spouse.

  (4) Mr. Otto has shared voting power and shared investment power with respect to 50% of the outstanding share capital of Otto Entsorgungsdienstleistungen GmbH, which is owned 50% by the Company and 50% by Otto Holding International B.V. ("OHI"). Mr. Otto is President of OHI and Mr. Otto and members of his family own indirectly 100% of OHI.

  (5) Shares held by OHI.

  (6) Includes 292,334 shares held by a limited partnership of which Mr. Phillips is sole general partner.

  (7) Includes 877 shares held by spouse in which Mr. Phillips claims an indirect ownership.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information concerning each person known by the Company to own beneficially more than five percent of the outstanding voting shares of the Company's Common Stock:

                                                      SHARES
                          NAME OF                  BENEFICIALLY           PERCENT OF
                      BENEFICIAL OWNER                 OWNED                CLASS
            ------------------------------------  ---------------         ----------
            INVESCO Capital                         11,809,405(2)            5.9%
              Management, Inc.(1)

------------

  (1) The information is based on the Form 13F dated September 30, 1995, filed with the Securities and Exchange Commission by INVESCO Capital Management, Inc. ("INVESCO").
      INVESCO's address is 1315 Peachtree Street, N.E., Atlanta, Georgia 30309.

  (2) Represents sole or shared investment discretion over shares held by INVESCO, a holding company for investment advisory subsidiaries. These affiliated investment advisory subsidiaries reported a combined sole and shared voting power of 6,482,955 shares, representing a 3.3% voting authority of the outstanding shares of BFI Common Stock.

                             ELECTION OF DIRECTORS
NOMINEES

     Four directors are to be elected at the Meeting. In accordance with the Company's Restated Certificate of Incorporation, the Board of Directors is divided into three classes, each of which serves for a three-year term. Gerald Grinstein, Norman A. Myers, Bruce E. Ranck and William D. Ruckelshaus are being nominated to serve until the Company's 1999 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. Each of the nominees for director currently serves as a director of the Company.

     Unless otherwise instructed, the persons named as proxies in the enclosed form of proxy will vote in favor of the four nominees named in the proxy. Although the Board of Directors does not contemplate that any of the nominees will become unable to serve, if such a situation should occur before the Meeting, it is expected either (a) that the persons named in the proxy will vote for another nominee designated by the Board of Directors, or (b) that the authorized number of directors will be reduced accordingly.

     The following table contains certain information as of January 12, 1996, with respect to the nominees and the directors who are currently serving terms expiring in 1997 or 1998:

                                                                              SERVED
                                                                               AS A             EXPIRATION
                                        POSITIONS AND OFFICES                DIRECTOR           OF PRESENT
           NAME                            WITH THE COMPANY                    SINCE      AGE      TERM
---------------------------   ------------------------------------------  --------------- ----  -----------
*William D. Ruckelshaus....   Chairman of the Board and Director(1)            1987        63      1996
*Bruce E. Ranck............   President, Chief Executive Officer and           1990        47      1996
                                Director(1)
*Norman A. Myers...........   Vice Chairman, Chief Marketing Officer and       1978        60      1996
                                Director(1)
Louis A. Waters............   Chairman and President of BFI                    1969        57      1997
                                International, Inc. and Director(1)(2)
William T. Butler..........   Director(2)(4)                                   1990        63      1998
C. Jackson Grayson, Jr.....   Director(3)(5)                                   1979        72      1998
*Gerald Grinstein..........   Director(4)(6)                                   1990        63      1996
Ulrich Otto................   Director                                         1994        46      1998
Harry J. Phillips, Sr......   Director(1)(2)                                   1970        65      1997
Joseph L. Roberts, Jr......   Director(3)                                      1991        60      1998
Marc J. Shapiro............   Director(2)                                      1994        48      1997
Robert M. Teeter...........   Director(3)(6)                                   1989        56      1997
Marina v.N. Whitman........   Director(4)(5)                                   1992        60      1998
Peter S. Willmott..........   Director(5)(6)                                   1991        58      1997

------------

  (1) Member of the Executive Committee

  (2) Member of the Finance Committee

  (3) Member of the Corporate Responsibility Committee

  (4) Member of the Compensation Committee

  (5) Member of the Audit Committee

  (6) Member of the Directors and Corporate Governance Committee

   * Indicates nominees for director for a three-year term expiring in 1999 and until their respective successors have been duly elected and qualified.

BACKGROUND OF NOMINEES FOR DIRECTOR AND OTHER DIRECTORS

     Mr. Ruckelshaus was elected a director in June 1987 and Chairman of the Board and Chief Executive Officer in September 1988. As of October 1, 1995, he resigned as the Company's Chief Executive Officer but retained his Chairman of the Board position. Mr. Ruckelshaus also serves as a director of Cummins Engine Company, Monsanto Company, Nordstrom, Inc. and Weyerhaeuser Company. He also serves as a director or trustee of several educational and charitable organizations.

     Mr. Ranck was elected President and Chief Executive Officer in October 1995, having served as President and Chief Operating Officer of the Company since November 1991 and as Executive Vice President (Solid Waste Operations-North America) from October 1989 until November 1991. Mr. Ranck has served as a director since March 1990. Prior to that time, he served as a Regional Vice President in one of the Company's regions. He also serves as a director of Furon Co. and as a director or trustee of several educational and charitable organizations.

     Mr. Myers was elected a Vice President of the Company in December 1970, became an Executive Vice President in July 1976, a director in February 1978, Chief Marketing Officer in March 1981 and Vice Chairman of the Board in December 1982. Mr. Myers is a director of My Friends, a foundation for children in crisis.

     Mr. Waters served as Chairman of the Board from August 1969 to September 1980 and served as Chairman of the Executive Committee from September 1980 until September 1988. He has served as Chairman of the Finance Committee since September 1988, as Chairman of BFI International, Inc. since May 1991, and as President of BFI International, Inc. since March 1993. Mr. Waters serves as a director or trustee of several business, educational and charitable organizations.

     Dr. Butler serves as Chancellor of Baylor College of Medicine in Houston, Texas, which he previously served as President and Chief Executive Officer from 1979 until January 1996. He is a director of C.R. Bard, Inc. and Lyondell Petrochemical Company. Dr. Butler is the Past Chairman of the Association of American Medical Colleges and serves as a director, officer and/or member of several professional and civic organizations.

     Dr. Grayson is the founder and Chairman of the Board of American Productivity and Quality Center, a privately funded educational and research center located in Houston, Texas, a position he has held with the Center since its formation in 1975. He also serves as a director of Infomart, a privately-held corporation.

     Mr. Grinstein resigned in December 1995 as Chairman and Chief Executive Officer and a director of Burlington Northern Santa Fe Corporation (formerly Burlington Northern Inc.) and Burlington Northern Railroad Company; positions he had held since 1989. He also previously served as the President of these companies from 1989 until 1991. Mr. Grinstein currently serves as a director of Delta Air Lines, Inc., Seafirst Corporation, Sundstrand Corporation and Transport Holdings, Inc. Mr. Grinstein serves as a director or trustee of several business, educational and charitable organizations.

     Mr. Otto is Managing Director of Otto Entsorgungsdienstleistungen GmbH, a German waste company which is fifty percent owned by the Company and fifty percent owned by Otto Holding International B.V., which Mr. Otto serves as President. Mr. Otto is also Chairman of Gebr. Otto KG, a diversified provider of environmental services and products to the waste industry and a manufacturer of plastic waste containers and material handling products.

     Mr. Phillips served as Chairman of the Board of the Company from September 1980 until September 1988 when he was elected Chairman of the Executive Committee. Mr. Phillips is a director of RFS Hotel Investors, Inc. and the National Commerce Bancorporation, Memphis, Tennessee, and is a director or trustee of several other business and charitable organizations.

     Dr. Roberts is Senior Pastor of the Ebenezer Baptist Church in Atlanta, Georgia. He also serves as a member of the Board of Southerners for Economic Justice and other civic organizations.

     Mr. Shapiro is Chairman, President and Chief Executive Officer of Texas Commerce Bank National Association. He also serves as an Executive Officer of Chemical Banking Corporation. Mr. Shapiro also serves as a director of Weingarten Realty Investors, Santa Fe Energy Resources and Burlington Northern Santa Fe Corporation, and as a director or trustee of several business, educational and charitable organizations.

     Mr. Teeter has served as President of Coldwater Corporation, a strategic planning and public affairs consulting firm since 1988. He is also a director of United Parcel Service, Detroit and Canada Tunnel Corporation, Durakon Industries, Inc. and Optical Imagine Systems, and a director or trustee of several business, educational and charitable organizations.

     Dr. Whitman has served as Professor of Business Administration and Public Policy at the University of Michigan since 1992. Previously, she spent thirteen years at General Motors Corporation, six years as Vice President and Chief Economist and seven years as Vice President and Group Executive, Public Affairs Staffs. She currently serves as a director of The Procter & Gamble Company, Chemical Banking Corporation, Alcoa Corporation and UNOCAL Corporation, and is a member, director or trustee of several educational and professional organizations.

     Mr. Willmott has served as Chairman and Chief Executive Officer of Willmott Services, Inc., Chicago, Illinois, since 1989. He serves as Chairman of the Board of MacFrugal's Bargains and Close-Outs, Inc. and is a director of Federal Express Corporation, International Multifoods Corporation, Maytag Corporation, Morgan Keegan & Co. and Zenith Electronics Corporation, as well as being a director of various nonpublic corporations and educational or charitable organizations.

     The members of the Company's Executive, Audit, Compensation, Corporate Responsibility, Directors and Corporate Governance and Finance Committees are reflected in the preceding table. During fiscal 1995, the Pension Benefit Committee was dissolved and its responsibilities were delegated to the Finance Committee.

     The Executive Committee may exercise all the powers of the Board of Directors between meetings of the Board of Directors, except as delegated by the By-laws of the Company or the Board of Directors to another standing or special committee, or as reserved by the Board of Directors, but the Executive Committee does not have the power to elect or remove officers, approve a merger of the Company, recommend a sale of substantially all the Company's assets, recommend a dissolution of the Company, amend the Company's By-laws or Restated Certificate of Incorporation, declare dividends on the Company's outstanding securities, or, except as expressly authorized by the Board of Directors, issue any of the Company's Common Stock or Preferred Stock.

     The Audit Committee recommends the selection of and confers with the Company's independent accountants regarding the scope and adequacy of annual audits; reviews reports from the independent accountants; and meets with the independent accountants and with the Company's internal auditors and financial personnel to review the adequacy of the Company's accounting principles, financial controls and policies.

     The Compensation Committee reviews the Company's compensation philosophy and programs, and exercises authority with respect to the payment of direct salaries and incentive compensation to directors and officers; loans to or guarantees of obligations of such persons and some employee loans; and the administration of the stock incentive plans of the Company.

     The Corporate Responsibility Committee was formed in fiscal 1995 and its responsibilities include the surveying, monitoring and guiding of the Company's role in the fulfillment of its social responsibilities toward its stockholders, employees and the general public in the conduct of its normal business activities.

     The Directors and Corporate Governance Committee (formerly titled the Nominating Committee) is empowered to recommend to the Board of Directors nominees for election as directors and persons to fill director vacancies and newly created directorships; recruit potential director candidates; recommend changes to the Board of Directors concerning the responsibilities and composition of the Board of Directors and its committees; select the membership of the proxy committee charged with voting solicited proxies at stockholder meetings; and review proxy comments received from stockholders relating to the Board of Directors. In addition, the Directors and Corporate Governance Committee will review stockholders' suggestions of nominees for director that are submitted in writing to the Committee, at the address of the Company's principal executive offices, not less than 90 days in advance of the date the Company's proxy statement was released to stockholders in connection with the previous year's annual meeting of stockholders.

     The Finance Committee oversees the long-term financial planning, capital requirements and other financial needs of the Company; explores sources and alternatives for meeting such requirements and needs; makes recommendations to the Board of Directors or the Executive Committee regarding authorizing the borrowing of funds or the issuance of debt or equity securities; oversees and reviews the finances of the Company as necessary or advisable to supplement those activities of the Executive Committee and the Audit Committee; and oversees the administration and results of operations of the Company's retirement and other benefit plans.

     During the last fiscal year, the Executive Committee held seven meetings and took numerous actions by unanimous written consent in lieu of meetings; the Audit Committee held three meetings; the Compensation Committee held two meetings and took numerous actions by unanimous written consent in lieu of meetings; the Corporate Responsibility Committee held one meeting; the Directors and Corporate Governance Committee held two meetings; the Finance Committee held four meetings; and the Board of Directors held five meetings. No meetings of the former Pension Benefit Committee were held during fiscal 1995. No incumbent director attended fewer than 75 percent of the aggregate number of board meetings and meetings of committees on which he or she served.

DIRECTOR COMPENSATION

     In fiscal 1995, non-employee members of the Board of Directors were paid an annual retainer fee of $30,000, $20,000 of which was paid in cash and $10,000 of which was paid in shares of the Company's restricted Common Stock. In addition, non-employee directors may be compensated in varying annual amounts for participation on committees. Employee-directors of the Company do not receive any additional compensation from the Company for their service as directors. All members of the Executive Committee are employees of the Company. Members of the Audit Committee receive $8,000 (Chairman receives $12,000); Compensation Committee members receive $6,000 (Chairman receives $9,000); the non-employee members of the Finance Committee receive $6,000 (Chairman is an employee-director); and the Corporate Responsibility Committee and the Directors and Corporate Governance Committee members receive $4,000 (Chairman of each committee receives $6,000). In addition, non-employee directors are paid attendance fees of $1,000 for each meeting of the Board of Directors and $500 for committee meetings.

     Under the Company's Non-Employee Director Stock Plan, each non-employee director is granted a non-qualified option to purchase 5,000 shares of the Company's Common Stock upon his or her initial election or appointment to the Board of Directors. Thereafter, each non-employee director receives an annual option grant for the purchase of 2,500 shares of the Company's Common Stock.

     The Company also has a Deferred Compensation Plan for its directors. Participating directors may elect to defer all or a portion of their director fees that are paid in cash in an unfunded interest bearing account or in a BFI phantom stock account that earns dividend equivalents. A director may elect to receive cash distributions from his or her account either prior to or following termination of service.

     Mr. Teeter is the President of Coldwater Corporation, a strategic planning and public affairs consulting firm. Since 1989, Coldwater Corporation has advised the Company with respect to strategic planning, policy development, public opinion analysis and public affairs, under an annual consulting agreement, at a fee of $50,000 per year. The Company considers the terms of the consulting agreement to be reasonable and to contain terms substantially similar to those the Company would have effected with an unrelated party.

     As part of its corporate charitable giving program, the Company makes cash contributions directly to various charitable organizations, including organizations with which certain directors are affiliated. The Company does not consider these contributions to be compensation to the directors who are affiliated with such organizations. The Company's charitable giving program does not include any "director legacy" donations.

                         COMPENSATION COMMITTEE REPORT
                                       ON
                             EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors of Browning-Ferris Industries, Inc. (the "Committee") is pleased to present its report on executive compensation. This Committee report documents the components of the Company's executive officer compensation program and describes the basis on which fiscal 1995 compensation determinations were made by the Committee with respect to the executive officers of the Company, including the executive officers that are named in the compensation tables. The Committee meets regularly and is composed entirely of non-employee directors.

COMPENSATION PHILOSOPHY AND OVERALL OBJECTIVES OF EXECUTIVE COMPENSATION
PROGRAMS

     It is the philosophy of the Company to ensure that executive compensation be directly linked to continuous improvements in corporate financial performance and increases in stockholder value. The following objectives, which were previously adopted by the Committee, serve as the guiding principles of all compensation decisions:

     o Provide a competitive total compensation package that enables the Company to attract and retain key executives.

     o Integrate all pay programs with the Company's annual and long-term business objectives and strategy, and focus executive behavior on the fulfillment of those objectives.

     o Provide variable compensation opportunities that are directly linked with the performance goals of the Company and that align executive remuneration with the interests of stockholders.

     The Committee believes that the Company's current executive compensation program has been designed and is administered in a manner consistent with these objectives. The program for fiscal 1996 also has been designed so that the compensation paid to the executive officers of the Company meets the requirements to be deductible by the Company for federal income tax purposes.

COMPENSATION PROGRAM COMPONENTS

     The Committee regularly reviews the Company's compensation program to ensure that salary levels and incentive opportunities are competitive and reflect the performance goals of the Company. This entails an annual reevaluation of both the total compensation levels and the individual components, as weighted relative to one another, of the compensation program for executive officers, including base salary, annual incentives and stock awards. In determining competitive levels, the Committee obtains and utilizes information such as executive compensation surveys and comparative analyses of compensation data compiled from proxy statements of other corporations which is provided by the Company's human resources staff, outside compensation consultants and other sources. The target levels set forth in the Company's incentive plans are linked directly to financial performance measures; therefore, the actual value of an executive's compensation package will vary based on the performance of the Company. The particular elements of the compensation program for executive officers are further explained below.

     BASE SALARY -- It is the objective of the Committee to establish base salary levels for the Company's executive officers that are generally comparable to similar executive positions in companies of similar size and complexity as the Company. The Committee obtains information on a large number of companies through published national executive compensation surveys and focuses primarily on companies with revenues comparable to the Company and certain additional factors, such as asset size, number of employees and service industry classifications. Actual salaries are based on individual performance contributions relative to a competitive salary range for each position. The competitive range generally includes the 50th percentile (median) through the 75th percentile of the market data. However, other factors, including background, experience and scope of accountability, can influence the determination of the appropriate salary level for an executive officer. The Committee approves all salary changes for the Company's officers, and bases individual salary changes on a combination of factors such as the performance of the executive, his or her salary relative to the competitive market, the salary increase budget for the Company and recommendation of the Company's Chief Executive Officer. In this regard, all named executive officers have employment agreements (see "Employment and Severance Agreements"). Under these agreements, the Committee has the sole discretion for determining any increase in base salary; however, pursuant to the agreements, base salaries may not be decreased. During fiscal 1995, only one executive officer received an adjustment to his base salary. The increase was made to bring the executive officer's salary in line with the salaries of the other executive officers. This executive officer's prior salary increases were based on annual cost-of-living adjustments.

     ANNUAL INCENTIVE COMPENSATION -- The Company's officers are eligible to participate in an annual incentive plan with awards based primarily on the attainment by the Company of certain earnings per share goals, subject to a return on assets threshold. The objective of this plan is to deliver competitive levels of compensation for the attainment of financial objectives and operating results that the Committee believes are primary determinants of share price over time. In particular, the plan aims to focus corporate behavior on consistent and steady earnings growth as measured by return on assets and earnings per share. The target award for the officers is weighted for financial and individual/team performance depending on the ability of the officer to impact the Company's overall financial results. Financial performance is heavily weighted for executive officers. Messrs. Ruckelshaus', Ranck's and Myers' incentive objectives for fiscal 1995 were based 100% on the Company's financial performance, although Mr. Ruckelshaus' employment agreement provided for an annual cash incentive bonus of not less than 25% of his base salary.

     In addition to the Company's overall financial performance, each of the other executive officers' fiscal 1995 annual incentive plan was designed to recognize their respective contributions toward the achievement of specific individual/team performance objectives which support the Company's initiatives to achieve its goal of becoming a superior corporation. For these executive officers, the individual/team objectives represent between 10% and 50% of their incentive awards. At the beginning of the fiscal year, each executive officer, except for the executive officers whose performance measures are based solely on the financial performance of the Company, prepares a work plan outlining his individual/team objectives. These work plans contain specific criteria and define the levels of performance necessary for the officer to achieve or exceed the objectives. This work plan becomes the basis by which the officer's performance is measured at the end of the fiscal year. During the year, important and vital projects not previously foreseen will emerge and where appropriate, objectives are added or reduced. However, no objectives are modified simply due to non-performance.

     Targeted awards for executive officers of the Company under the plan represent the 50th percentile of the targeted awards reported for the executive positions of companies of similar size and complexity as the Company, as obtained from the same executive compensation surveys noted above. In determining these targeted levels, the comparison is based on an analysis of total cash compensation paid as well as the reported target award levels as a percentage of base salary. Actual awards are proportionately decreased or increased on the basis of the Company's and executive's performance, with the maximum award available being two times the target incentive. All financial goals and performance measures are established by the Committee at the beginning of the fiscal year. For fiscal 1995, the Company's earnings per share were $1.93, representing a 30% increase over fiscal 1994 and surpassing the Company's target of $1.80. The Company also reached its 5.6% return on assets threshold for fiscal incentive payouts. As a result, both the financial and individual/team components of the target awards were computed at the 200% of target level and approved by the Committee for payment to executive officers.

     The Committee approved the distribution of a percentage of each executive officer's fiscal 1995 annual award in the form of restricted Common Stock of the Company with a premium of 25% additional shares to further emphasize the desirability of executive ownership of the Company's Common Stock. The percentage of incentive compensation paid in the form of restricted Common Stock of the Company is based on the executive officer's personal election under the Company's Convertible Incentive Award Plan. For fiscal 1995, the executive officers could elect to convert up to 50% of their annual incentive award into restricted stock, and for fiscal 1996 the maximum percentage has been increased to 100%. The Committee is now evaluating a new longer-term incentive compensation plan that could replace the existing annual incentive plan.

     STOCK INCENTIVE PLAN -- The Committee strongly believes that by providing those persons who have substantial responsibility for the management and profitable growth of the Company with an opportunity to increase their ownership of Company stock, the best interest of the Company's stockholders and executives will be closely aligned. Therefore, the Committee has authorized two types of stock-based awards. As noted above, for fiscal 1995, executives could elect to receive shares of restricted Common Stock of the Company in payment of a portion of their annual incentive awards. Stock granted for this purpose is restricted for a two-year period during which the shares are forfeitable and the executive cannot sell, transfer, pledge or assign ownership. Executives are also eligible to receive stock options giving them the right to purchase shares of Common Stock of the Company at a specified price in the future. As with other components of executive compensation, the Committee establishes a competitive range of annualized long-term incentive award values based on each executive's salary level, position and compensation mix, as compared to companies of similar size and complexity, as reflected in the same executive surveys noted above. The competitive range does not exceed the 50th percentile of the survey data. The annualized award range is then converted to actual numbers of stock options with the value of such options estimated by using the Black-Scholes option valuation model. This option valuation model is based upon assumptions related to stock price volatility, interest rates and dividend yield. The actual number of options granted relative to the range is based upon the executive's contributions and performance. Additionally, from time to time, special circumstances (i.e., significant changes in position or responsibilities, etc.) may be considered in making an option award, and there have been instances, in prior year grants, of exceptions to the normal range where the Committee deemed it appropriate. Options granted in fiscal 1995 to executive officers generally fell within the Committee's competitive range. Options granted in fiscal 1995 have a term of ten years, become exercisable, subject to certain exceptions, in annual increments of 25% beginning one year after the date of grant, and have an option price equal to 100% of the fair market value of the Company's Common Stock on the date of grant. No stock options granted under the current plans have been repriced, nor will the Committee consider option repricing in the future.

EXECUTIVE STOCK OWNERSHIP GUIDELINES

     During fiscal 1994, the Committee established stock ownership guidelines that are designed to encourage the accumulation and retention of the Company's Common Stock by its executive officers. The guidelines suggest that by the end of calendar year 1998 each executive officer hold a minimum of three times base salary in the Company's Common Stock.

     Eligible shares include stock held as a stockholder of record, in a brokerage accounts, restricted shares, stock acquired through the Company's Stock Ownership and Savings [401(k)] Plan, and any deferred compensation in the form of phantom share units. A variety of mechanisms have been developed to provide opportunities for executives to increase stock ownership over an extended time.

DISCUSSION OF 1995 COMPENSATION FOR THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

     In considering the compensation for the Chairman and Chief Executive Officer for fiscal 1995, the Committee has reviewed his existing compensation arrangements and both Company and individual performance. The 1988 employment agreement between the Company and Mr. Ruckelshaus was structured to provide him with a fully competitive base salary and annual incentive opportunity and a front-loaded grant of stock options. The Committee has made the following determinations regarding Mr. Ruckelshaus' fiscal 1995 compensation:

     o  Base salary of $850,000 remained unchanged from 1994.

     o Based on the financial performance of the Company for fiscal 1995, the Committee approved the computed annual incentive award of $850,000 which was deferred at the election of Mr. Ruckelshaus (see "Deferral Agreement"). This represents an incentive award equal to 200% of the target established for Mr. Ruckelshaus at the beginning of the fiscal year. The

        Company's earnings per share performance in fiscal 1995 of $1.93, exceeded the earnings per share performance goal.

     o In view of Mr. Ruckelshaus' total options granted previously, no additional stock options were granted in fiscal 1995.

     o Effective October 1, 1995, Mr. Ruckelshaus, who remains in his position as the Company's Chairman of the Board, resigned as the Company's Chief Executive Officer. As a result of his change in services, Mr. Ruckelshaus' employment agreement was amended to provide for a reduction in base salary to $750,000 during fiscal 1996, $375,000 during fiscal 1997, and then to $250,000 until termination of the agreement. Mr. Ruckelshaus is no longer entitled to participate in any incentive compensation plan instituted by the Company. The agreement allows for Mr. Ruckelshaus to participate in the Company's stock option program, whereby the number and timing of any stock option grants will be determined in the sole discretion of the Committee.

     SUMMARY -- After its review of all existing components, the Committee continues to believe that the total compensation program for executives of the Company is competitive with the compensation programs provided by other comparable corporations. The Committee believes that any amounts paid under the annual incentive plan are appropriately related to corporate and individual/team performance, yielding awards that are directly linked to the annual financial and operational results of the Company. The Committee also believes that the Company's stock-based programs encourage participants to perform consistent with the returns that are generated on behalf of the stockholders.

                             COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

                           Gerald Grinstein, Chairman
                               William T. Butler
                              Marina v.N. Whitman

PERFORMANCE GRAPH

     The following performance graph compares the performance of the Company's Common Stock to the S&P 500 Index and to the Dow Jones Pollution Control Index for the Company's last five fiscal years. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at September 30, 1990 and that all dividends were reinvested.

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN

                                                                   DOW JONES
                                                                   POLLUTION
      MEASUREMENT PERIOD                          S&P 500 IN-     CONTROL IN-
    (FISCAL YEAR COVERED)             BFI             DEX             DEX
1990                                       100             100             100
1991                                        65             131             104
1992                                        82             146             102
1993                                        82             165              90
1994                                       115             171              94
1995                                       113             221              95

EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to the compensation of the Chief Executive Officer and each of the Company's four other most highly compensated executive officers (collectively, the "named executive officers") for the fiscal year ended September 30, 1995:

                           SUMMARY COMPENSATION TABLE

                                ANNUAL COMPENSATION                                         LONG-TERM
                                                                                           COMPENSATION
------------------------------------------------------------------------------------------------------------------------------------
              (a)               (b)        (c)           (d)              (e)             (f)            (g)              (h)
                                                                                                     SECURITIES
                                                                                                     UNDERLYING
                                                                                       Restricted      STOCK
                                                                     OTHER ANNUAL        Stock        OPTIONS          ALL OTHER
  NAME AND PRINCIPAL POSITION   YEAR      SALARY      BONUS(2)(3)   COMPENSATION(5)    Awards(8)      (SHARES)      COMPENSATION(9)
------------------------------- ----     --------     ---------     ---------------    ---------     ----------     ----------------
 William D. Ruckelshaus         1995     $850,000     $850,000          $15,938(6)(7)   $   -0-            -0-          $  4,620
   Chairman of the Board and    1994      850,000      414,355            1,494(7)      106,721            -0-             4,620
   Chief Executive Officer      1993      828,000      297,500            1,807(7)          -0-         20,000             4,497
 Bruce E. Ranck                 1995      500,000      500,000            8,483(6)          -0-         55,000             4,620
   President and                1994      485,000      243,758              -0-          62,830         55,000             4,620
   Chief Operating Officer      1993      425,500      190,000              -0-             -0-         50,000             4,497
 Norman A. Myers                1995      475,000      237,500              -0-         297,445         50,000             2,976
   Vice Chairman and            1994      475,000      231,565              -0-          59,601         50,000             2,976
   Chief Marketing Officer      1993      467,000      177,650              -0-             -0-         45,000             4,497
 Louis A. Waters                1995      426,000      232,500            7,722(6)      291,090         44,400           182,088(10)
   Chairman and President of    1994      365,115      172,171              -0-          23,056         44,400           176,998(10)
   BFI International, Inc.      1993      348,900      148,952              -0-             -0-        145,000           179,723(10)
 Rufus Wallingford              1995      350,000      140,000            8,640(6)      175,305         25,000             4,620
   Senior Vice President and    1994      262,500(1)   118,206 (4)          -0-          26,353         30,000               -0-
   General Counsel              1993          -0-          -0-              -0-             -0-            -0-               -0-
------------------------------------------------------------------------------------------------------------------------------------

 (1) Consists of nine months of base salary for Mr. Wallingford, who was elected Senior Vice President and General Counsel effective January 1, 1994; he was not employed by the Company prior to that time.

 (2) The bonus amount for fiscal 1995 includes the cash portion paid to or deferred by the officer (Messrs. Ruckelshaus and Ranck deferred 100% and 50%, respectively, of their cash awards); the remaining portion of the incentive compensation awards for Messrs. Myers, Waters and Wallingford was paid in restricted shares of the Company's Common Stock (see note (8) below for details regarding the terms of the restricted shares), the amount of shares being determined by the officer's personal election under the Company's Convertible Annual Incentive Award Plan that allows the officer to receive up to 50% of his fiscal 1995 annual incentive award in restricted shares. Messrs. Myers, Waters and Wallingford each elected to receive 50% of their fiscal 1995 incentive compensation award in restricted shares.

 (3) The bonus amount for fiscal 1994 reflects the cash portion paid to or deferred by the officer; the remaining 10% of the officer's incentive compensation award was paid in restricted shares of the Company's Common Stock (see note (8) below for details regarding the terms of the restricted shares).

 (4) Consists of a guaranteed first year incentive award of 50% of base salary, less the 10% that was paid in restricted shares (see note (8) below for details regarding the terms of the restricted shares).

 (5) The named executive officers did not receive any perquisites nor other personal benefits in which the aggregate amount of such compensation exceeded $50,000 or 10% of the total of his annual salary and bonus.

 (6) Consists of income and the tax gross-up associated with spousal attendance at a Board of Directors' meeting.

 (7) For Mr. Ruckelshaus, also includes the above-market interest rate on his deferred compensation that exceeds 120% of the applicable federal long-term rate, which for fiscal 1995 was $5,608. See "Deferral Agreement" hereinafter for a discussion of Mr. Ruckelshaus' Deferral Agreement.

 (8) On June 1, 1994, the Company's officers, except for Mr. Waters, were granted a total of 9,660 restricted shares of the Company's Common Stock based upon 6% of the officer's July 1, 1994 base salary, divided by the average market value of the Company's Common Stock on the date of grant. On December 6, 1994, the Company's officers, including Mr. Waters, were granted a total of 10,680 restricted shares of the Company's Common Stock based upon 10% of the officer's fiscal 1994 incentive compensation award with an additional 25% stock premium. On December 5, 1995, Messrs. Myers, Waters and Wallingford were granted a total of 24,640 restricted shares of the Company's Common Stock based upon the percentages elected by the officers under the Company's Convertible Annual Incentive Award Plan for fiscal 1995, with an additional 25% stock premium. These shares are restricted for a two-year period, during which time the officers cannot sell, transfer, pledge or assign them, but as the registered holders of these shares, the officers can vote the shares and receive any dividends. At the end of the two-year restricted period, taxable income will be recognized in an amount equal to the fair market value of the shares on that date. The value of the restricted shares issued is based on the fair market value of the Company's Common Stock on the date of grant. The number and value, respectively, of the aggregate restricted share holdings as of September 30, 1995 for each named executive officer were as follows:
     Ruckelshaus: 3,805 shares, $115,577; Ranck: 2,240 shares, $68,040; Myers:
     11,720 shares, $355,995; Waters: 10,240 shares, $311,040; and Wallingford:
     6,600 shares, $200,475.

 (9) Consists of the amount of the Company's match for each named executive officer under the BFI Employee Stock Ownership and Savings Plan.

(10) Includes $177,468, $172,378 and $175,226 in retirement pay for fiscal years 1995, 1994 and 1993, respectively, earned for 20 years of service prior to his current position as Chairman and President of BFI International, Inc. Mr. Waters, as beneficiary, receives trust payments paid in accordance with a trust agreement. See "Employment and Severance Agreements" herein for a discussion of Mr. Waters' employment agreement.

STOCK OPTIONS GRANTED IN LAST FISCAL YEAR

     The following table sets forth certain information concerning stock options granted to the named executive officers in the last fiscal year:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                 INDIVIDUAL GRANTS                                     GRANT DATE VALUE
------------------------------------------------------------------------------------   ----------------
            (a)                  (b)             (c)            (d)          (e)             (f)
                              NUMBER OF       PERCENTAGE
                              SECURITIES       OF TOTAL                                   GRANT DATE
                              UNDERLYING       OPTIONS                                  PRESENT VALUE
                               OPTIONS        GRANTED TO     EXERCISE                      BASED ON
                               GRANTED       EMPLOYEES IN      PRICE      EXPIRATION    BLACK-SCHOLES
            NAME              (SHARES)(1)    FISCAL 1995    (PER SHARE)      DATE          MODEL(2)
----------------------------  ----------     ------------   -----------   ----------   ----------------
William D. Ruckelshaus......       -0-            N/A          N/A           N/A           N/A
Bruce E. Ranck..............    55,000           3.1%         $ 28.00     12/05/2004       $564,300
Norman A. Myers.............    50,000           2.8%           28.00     12/05/2004        513,000
Louis A. Waters.............    44,400           2.5%           28.00     12/05/2004        455,544
Rufus Wallingford...........    25,000           1.4%           28.00     12/05/2004        256,500

------------

(1) All options were granted on December 6, 1994 under the Company's 1993 Stock Incentive Plan. Twenty-five percent of such options became exercisable on December 6, 1995 and, subject to certain acceleration provisions, 25% will become exercisable each year thereafter on a cumulative basis.

(2) Based upon the Black-Scholes option valuation model, which estimates the present dollar value of BFI Common Stock to be $10.26 per option share, as adjusted for vesting schedule. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model. The assumptions underlying the Black-Scholes model include (a) an expected volatility of .208 based on the prior two years of quarter-end closing stock prices of BFI Common Stock, (b) a risk-free rate of return of 7.84%, which approximates the 10-year Treasury bond rate, (c) BFI Common Stock dividend yield of 2.57%, and (d) an eight year period from time of grant until exercise.

    STOCK OPTIONS EXERCISED IN LAST FISCAL YEAR

     The following table sets forth the aggregate option exercises during the last fiscal year and the value of outstanding options at September 30, 1995 for each of the named executive officers:

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                      AND SEPTEMBER 30, 1995 OPTION VALUES

            (a)                  (b)        (c)                   (d)                           (e)
                                                               NUMBER OF
                                                         SECURITIES UNDERLYING
                                                        UNEXERCISED OPTIONS AT         VALUE OF UNEXERCISED
                                                          SEPTEMBER 30, 1995          IN-THE-MONEY OPTIONS AT
                               SHARES                          (SHARES)                SEPTEMBER 30, 1995(1.
                             ACQUIRED ON    VALUE     ---------------------------   ---------------------------
           NAME               EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------------  -----------   --------   -----------   -------------   -----------   -------------
William D. Ruckelshaus.....     57,767     $591,160     1,030,646       10,000      $ 3,808,900     $  58,200
Bruce E. Ranck.............        -0-          -0-       418,150      121,250        3,273,300       504,200
Norman A. Myers............     20,200      464,752       225,000      110,000        1,023,200       457,100
Louis A. Waters............     67,500      776,263       151,100      150,200          737,400       711,500
Rufus Wallingford..........        -0-          -0-         7,500       47,500           35,600       172,600

------------

(1) Computed based upon the difference between aggregate fair market value and aggregate exercise price.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     Effective October 1, 1995, William D. Ruckelshaus, who remains in his position as the Company's Chairman of the Board, resigned as the Company's Chief Executive Officer. As a result of his change in services, Mr. Ruckelshaus' employment agreement was amended to provide for a reduction in base salary to $750,000 during fiscal 1996, $375,000 during fiscal 1997, and then to $250,000 until the agreement is terminated by Mr. Ruckelshaus or the Company. Mr. Ruckelshaus is no longer entitled to participate in any incentive compensation plan instituted by the Company. The agreement allows for Mr. Ruckelshaus to participate in the Company's stock option program, whereby the number and timing of any stock option grants will be determined in the sole discretion of the Compensation Committee. Beginning October 1, 1997, Mr. Ruckelshaus will also receive monthly supplemental retirement payments based upon the conversion of amounts that he was eligible to receive, pursuant to provisions of his prior employment agreement, into an annuity.

     Bruce E. Ranck and Norman A. Myers are each parties to employment agreements with the Company. Their agreements provide for continuously renewing five-year terms until age 65, and continuing year to year thereafter until terminated by the Company or the employee. The agreements also provide for the payment of minimum annual base salaries and for participation by the employee in all Company benefit plans and programs. The current annual salary for Messrs. Ranck and Myers is $600,000 and $508,000, respectively.

     The employment agreements for Messrs. Ranck and Myers include provisions governing part-time status, termination and change of control. If the Company should terminate an agreement other than for cause (as defined in the agreements), or the Company breaches the agreement, or the employee is not elected and serving in his current capacity for the Company, or the employee's duties or responsibilities are materially changed or diminished (without his consent) from his current duties, the agreement may be terminated by either party on a date up to five years after notice of termination is given. During that ensuing period, the employee would continue his employment on a part-time basis and be available to consult with the Company. Generally, the employee's compensation while on part-time status would be 75 percent of the average of the employee's compensation (including salary and bonus) for the two highest of the three years prior to the employee going on part-time status. In the event that Messrs. Ranck and Myers were terminated without cause during 1996 or if the employee terminated the agreement because of a breach by the Company, his annual compensation on part-time status would be approximately $684,900 and $670,700, respectively, subject to an annual cost-of-living adjustment. As a part-time status employee, he would continue to participate in the Company's benefit plans and programs. The agreement with each employee also provides that he may elect part-time status upon attaining the age of 62, at reduced annual compensation, subject to an annual cost-of-living adjustment, but without any participation in the Company's incentive compensation plans.

     In the event of a change of control of the Company, the employee may elect to receive a lump sum payment equal to three times the employee's average annualized base compensation includable in gross income over the five taxable years preceding the tax year in which the change of control occurs. If a change of control were to occur during 1996 and the election to take the change of control payment were made by Messrs. Ranck and Myers, they would receive approximately $2,262,500 and $2,531,300, respectively. The election by the employee to take the change of control payment would be in lieu of other benefits and rights under such employee's agreement, except, generally, amounts payable under pension, insurance and similar plans, reimbursement for legal and other advisory expenses and certain stock option and indemnification rights.

     Louis A. Waters has an employment agreement that provides for a continuously renewing five-year term until terminated by either the Company or the employee. On March 1, 1995, Mr. Waters' employment agreement was amended to increase his base salary to $465,000 in order to bring his salary in line with the salaries of the other executive officers. Mr. Waters' prior employment agreement provided salary increases based solely on annual cost-of-living adjustments. Mr. Waters' agreement also has a change of control payment provision. If a change of control were to occur during 1996 and the election to take the change of control payment were made, Mr. Waters would receive approximately $1,964,800. After twenty years of service, Mr. Waters began to receive a monthly retirement benefit on February 1, 1989 pursuant to a Company-funded trust of which Mr. Waters is the beneficiary. His current monthly retirement benefit payment is approximately $14,900. Upon actual retirement from the Company, Mr. Waters' employment agreement provides that the current retirement benefit payment will be replaced by a monthly benefit that is estimated at age 65 to be $11,400. This retirement benefit will be in addition to those payable from the BFI Retirement Plan and the BFI Benefit Restoration Plan (see "Retirement and Restoration Plans"). His employment agreement also provides that his retirement benefits will increase annually based upon 75% of the percentage increase in the Consumer Price Index.

     Rufus Wallingford has an employment agreement with the Company, which has a continuously renewing three-year term until age 65, unless sooner terminated by the Company or Mr. Wallingford. The agreement provides for the payment of a minimum annual base salary (currently $364,000) and for participation by him in all Company benefit plans and programs. The employment agreement includes provisions governing inactive status, termination and change in control. If the Company should terminate his agreement other than for cause (as defined in the agreement), the termination would be effective on the third anniversary of the date of notice of termination (or, if sooner, when he reaches age 65), and he would go on inactive status on the date of such notice. His compensation while on inactive status would be 75% of the base salary that he was earning prior to such notice and he would continue to participate in the Company's benefit programs. In the event of a change in control of the Company and if he has not been placed on inactive status by the Company or terminated for cause, then he may elect (within twelve months after the date of the change in control) to receive a lump sum payment equal to three times his base amount (as defined by federal tax law). If a change in control were to occur during 1996 and he elected to take the change in control payment, he would receive approximately $1,463,400. Such lump sum payment would terminate all of his rights under the agreement.

RETIREMENT AND RESTORATION PLANS

     In 1994, the Company amended and restated its defined-benefit retirement plan (the "Plan"). The Plan covers all employees of the Company located in the United States, except certain employees subject to collective bargaining agreements and certain other employees covered by other plans not made a part of the Plan.

     Generally, the Plan provides that, on December 31 of each year, account balances established for each eligible employee are credited in an amount equal to 4.5% of the salary and bonus received by such employee during the period beginning January 1 and ending December 31 of that year. Currently, the balance in each employee's account earns interest at a rate of 6% per year, subject to adjustment by the Company's Benefits Administration Committee, comprised of seven officers of the Company. Any adjustment must be made prior to January 1 of each year, however, interest earned on account balances can not be reduced below 4% or increased above 12%. The normal retirement age under the Plan is 65 with an early retirement option at age 55. Benefits under the Plan vest after five years of vesting service.

     The estimated annual benefits payable at age 65 (as a single life annuity) for each named executive officer are as follows: Mr. Ruckelshaus, $76,000; Mr. Ranck, $400,000; Mr. Myers, $378,000; Mr. Waters, $379,000; and Mr. Wallingford, $46,000. See discussion under "Employment and Severance Agreements" for information concerning additional retirement benefits for Mr. Waters.

     Currently, the Internal Revenue Code limits the pension from the Plan to $120,000 and limits the pay used to calculate pensions to $150,000; these amounts are indexed annually to the changes in Social Security benefits. If the pension to any person would be limited by Sections 415 or 401(A)(17) of the Internal Revenue Code, such amounts otherwise payable to the Plan participant pursuant to the Plan may be paid directly to such participant by the Company, depending on whether they are also a participant of either of the BFI Benefit Restoration Plan or the BFI Cash Balance Benefit Restoration Plan. The purpose of the BFI Benefit Restoration Plan is to pay all participants in the plan the full retirement benefit otherwise payable to them under the Company's prior retirement plan but for the benefit limitations imposed by Section 415 and the pay limitation imposed by Section 401(A)(17) of the Internal Revenue Code. The purpose of the BFI Cash Balance Restoration Plan is to pay all participants in the plan the retirement benefit otherwise payable to them but for the benefit limitation imposed by Section 401(A)(17) of the Internal Revenue Code.

DEFERRAL AGREEMENT

     William D. Ruckelshaus, the Chairman of the Board of the Company, entered into a Deferral Agreement with the Company on December 28, 1988. The Deferral Agreement for Mr. Ruckelshaus provides for the deferred payout of a portion of his salary and incentive compensation, as elected periodically in advance by Mr. Ruckelshaus. The Company established a bookkeeping account (the "Account") evidencing the amount of the Company's obligation to Mr. Ruckelshaus under the Deferral Agreement. The Account is credited with long-term market rates of interest. Each deferred payout from the Account will be made at the date selected by Mr. Ruckelshaus at the time he elects each deferral. See "Employment and Severance Agreements" for further information concerning Mr. Ruckelshaus' compensation arrangements with the Company. All amounts deferred for Mr. Ruckelshaus for fiscal 1995 have been reflected in the Summary Compensation Table.

CERTAIN TRANSACTIONS

ULRICH OTTO

     In February 1994, the Company acquired from Otto Holding International B.V. ("Otto Holding") 50% of the outstanding stock of Otto Entsorgungsdienstleistungen GmbH ("Otto Waste Services"), a company engaged in the solid waste services business in Germany. Mr. Otto and members of his family indirectly own 100% of Otto Holding. Mr. Otto, a director of the Company, serves as Managing Director of Otto Waste Services and as President of Otto Holding. Mr. Otto was elected to the Board of Directors of the Company in March 1994.

     The Company and Otto Holding are parties to a supply agreement pursuant to which Otto Holding, its subsidiaries and affiliates ("OHI Group") have agreed to supply the Company with its requirements for certain types of containers and to supply certain other equipment. All purchases by the Company are subject to the condition that the products supplied by the OHI Group satisfy certain requirements including competitive pricing, quality, specifications, freight costs and term of delivery.

     In fiscal 1995, the Company, primarily through its ownership interest in Otto Waste Services, has engaged in various transactions with the OHI Group. In fiscal 1995, the OHI Group leased containers and equipment and provided certain administrative services to Otto Waste Services. Charges for these services were approximately $5.0 million during fiscal 1995. The Company, including Otto Waste Services, also purchased or entered into capital leases for approximately $29.3 million of containers from the OHI Group during fiscal 1995. The transactions between the Company, including Otto Waste Services, and the OHI Group have been undertaken in the ordinary course of business, are at prices that the Company believes are competitive and on terms that are substantially similar to those that would have been effected with an unrelated party.

LOUIS A. WATERS

     See discussion under "Employment and Severance Agreements" for information concerning the trust established and funded by the Company in order to provide the retirement benefits that Mr. Waters is entitled to receive pursuant to the terms of his employment agreement with the Company.

WASSERMAN/KATZ

     Wasserman/Katz is a management consulting firm located in Ellicott City and Potomac, Maryland. Craig W. Wasserman, Ph.D., the former managing partner of the firm, is the brother-in-law of Bruce E. Ranck, BFI's current President, Chief Executive Officer and a director. During fiscal 1995, Wasserman/Katz provided management consulting services to the Company and was paid $202,258 for such services, in addition to reimbursement for expenses. On October 1, 1995, Mr. Wasserman joined the Company as its Vice President, Organizational Development. His current base salary is $250,000, and he participates in the Company's annual incentive plan and other benefit programs.

WILLIAM E. RANCK

     William E. Ranck, the brother of Bruce E. Ranck, BFI's President, Chief Executive Officer and a director, was an employee of a subsidiary of the Company. For fiscal 1995, William Ranck's total compensation was $69,291 which included incentive compensation and other benefits in line with those received by the other employees of the subsidiary.

            PROPOSAL TO APPROVE APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Arthur Andersen LLP as independent auditors of the Company and its subsidiaries for the fiscal year ending September 30, 1996. This appointment was made subject to the approval of the Company's stockholders. Accordingly, the following resolution will be offered at the Meeting:

     "RESOLVED, that the appointment by the Board of Directors of Browning-Ferris Industries, Inc. of Arthur Andersen LLP as the auditors of the Company and its subsidiary companies for the fiscal year ending September 30, 1996, is hereby approved."

     Arthur Andersen LLP has been serving the Company in this capacity since 1973 and has advised the Company that it will have in attendance at the Meeting a representative who will be afforded an opportunity to make a statement, if such representative desires to do so, and will respond to appropriate questions presented at the Meeting.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Based solely upon a review of Forms 3 and 4 furnished to the Company during its most recent fiscal year and Forms 5 furnished to the Company with respect to its most recent fiscal year, the Company believes that all transactions by reporting persons were reported on a timely basis.

                                 OTHER MATTERS

     Management of the Company does not intend to present any other items of business and knows of no other items of business that are likely to be brought before the Meeting, except those set forth in the foregoing Notice of Annual Meeting of Stockholders. However, if any other matters should properly come before the Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on such matters.

                           STOCKHOLDER PROPOSALS FOR
                              1997 ANNUAL MEETING

     Any stockholder who wishes to submit a proposal to be presented at the 1997 Annual Meeting of Stockholders must deliver such proposal to the Secretary of the Company. The proposal must be received at the Company's executive offices (757 N. Eldridge, Houston, Texas 77079) no later than September 25, 1996 for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                              COST OF SOLICITATION

     This solicitation is made on behalf of the Board of Directors of the Company. The cost of solicitation of proxies in the accompanying form will be paid by the Company. The Company will also, pursuant to regulations of the Securities and Exchange Commission, make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals and will reimburse them for their reasonable expenses in so doing. In addition to solicitation by use of the mails, certain directors, officers and employees of the Company may solicit the return of proxies by telephone, telegram or personal interviews. In addition, the Company has retained Morrow & Co., Inc., New York, New York, to assist in the solicitation of proxies and will pay approximately $10,000 in fees for the solicitation of proxies to such firm, plus reimbursement of expenses.

                                         By Order of the
                                         Board of Directors,

                                         /s/ GERALD K. BURGER

                                         Gerald K. Burger
                                         Vice President and Secretary
Houston, Texas
January 22, 1996.

                                    PROXY

                       BROWNING-FERRIS INDUSTRIES, INC.

           PROXY -- ANNUAL MEETING OF STOCKHOLDERS -- MARCH 6, 1996

        The undersigned stockholder of record on January 8, 1996, of Browning-Ferris Industries, Inc., a Delaware corporation (the "Company"), hereby appoints WILLIAM D. RUCKELSHAUS and GERALD K. BURGER, either one or both of them, proxies of the undersigned, with full power of substitution, to vote, as designated below, at the annual meeting of stockholders of the Company to be held on March 6, 1996, at 2:00 p.m., Houston Time, in the Grand Ballroom, Marriott Westside, 13210 Katy Freeway, Houston, Texas, and at any adjournment thereof, the number of votes which the undersigned would be entitled to cast if personally present:

        To elect the following four nominees to serve as directors for three-year terms and until their successors are duly elected and qualified:

              Gerald Grinstein               Bruce E. Ranck
              Norman A. Myers                William D. Ruckelshaus

                                                               -----------
                                                               SEE REVERSE
                                                                   SIDE
                                                               -----------

/X/ PLEASE MARK YOUR
    VOTES AS IN THIS                                                 |   9934
    EXAMPLE.                                                         |___

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL OF THE BOARD OF DIRECTORS' NOMINEES AND "FOR" APPROVAL OF ARTHUR ANDERSEN LLP AS AUDITORS FOR THE COMPANY'S 1996 FISCAL YEAR.

-------------------------------------------------------------------------------
       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
-------------------------------------------------------------------------------

                                FOR     WITHHELD
1.  Election of Directors.      / /       / /
    (see reverse)

    For, except vote withheld from the following nominee(s):

    --------------------------------------------------------


                                                        FOR   AGAINST  ABSTAIN
2.  Proposal to approve the appointment of              / /     / /      / /
    Arthur Andersen LLP as auditors for the
    Company's 1996 fiscal year.

3. In their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting or any adjournment thereof.

    All as more particularly described in the Proxy Statement relating to such meeting, receipt of which is hereby acknowledged.


                             Please sign your name here exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                             ------------------------------------------------



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                             Signature(s)                                Date